EXHIBIT 99
Cedar Fair, L.P. Press Release
For Immediate Release July 31, 2006	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR, L.P. REPORTS 2006 SECOND QUARTER RESULTS

Comments on Attendance and Revenue Trends through July

SANDUSKY, OHIO, July 31, 2006 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates twelve amusement parks, five outdoor water parks, one indoor water park and six hotels, today announced results for the second quarter ended June 25, 2006. The second quarter results exclude operating results of the five Paramount Parks, which were acquired on June 30, 2006.

Net revenues for the quarter, decreased 2% to $145.4 million from $148.9 million in 2005, while net income decreased $1.2 million to $11.1 million, or $0.20 per diluted limited partner unit, compared to net income of $12.3 million, or $0.22 per unit, a year ago. Adjusted EBITDA, which management believes is a very meaningful measure of the Partnership's park-level operating results, decreased $1.8 million to $38.1 million versus $39.9 million for the same period in 2005. Adjusted EBITDA represents earnings before interest, taxes, depreciation and other non-cash items. See the attached table for a reconciliation of adjusted EBITDA to net income (loss).

"The decrease in revenues and the resulting decrease in operating income and adjusted EBITDA was primarily due to a decrease in attendance at several of our northern parks, including Cedar Point, Dorney Park and Geauga Lake, where heavy rains impacted operations in late June," said Dick Kinzel, chairman, president and chief executive officer. "In addition, economic pressures in the Ohio and Michigan areas continue to adversely affect attendance and revenues. Our attendance shortfalls were slightly offset by improved operating results at Worlds of Fun, which benefited from the successful debut of its new inverted roller coaster, Patriot. An increase in out-of-park revenues at Knott's Berry Farm, which includes results from the Knott's Berry Farm Hotel and the adjacent TGI Friday's, also contributed nicely. Over this same period, average in-park guest per capita spending at our twelve properties remained unchanged from 2005."

Excluding depreciation and other non-cash charges, total cash operating costs and expenses for the quarter decreased 2%, or $1.6 million, to $107.3 million from 108.9 million in 2005, due in large part to the later timing of the advertising program at Knott's Berry Farm, as well as the fewer operating days in the period. After depreciation and other non-cash charges, operating income for the quarter decreased to $19.9 million from $22.4 million a year ago.

Interest expense for the quarter increased approximately $1.2 million to $8.0 million, due in large part to higher short-term rates. After interest expense and a small tax provision, net income for the period was $11.1 million, or $0.20 per diluted limited partner unit, compared to net income of $12.3 million, or $0.22 per unit, a year ago.

Commenting on results through the first six months of the year, Kinzel said, "First half net revenues were down 3% from last year, on a 2%, or 82,000 visit, decrease in combined attendance, a 1%, or $230,000, increase in out-of-park revenues and average in-park guest per capita spending that remained unchanged. Over this same period, cash operating costs and expenses decreased 1%, or $1.3 million, from a year ago to $155.5 million.."

Kinzel added that through July 30 combined attendance on a same-park basis was down 2%, or 140,000 visits, from 2005. Over this same period, average in-park guest per capita spending was down less than 1% and out-of-park revenues were up $250,000. Overall, combined revenues through the end of July decreased 2%, or $6.7 million, to $322.3 million in 2006 from $329.0 million through the first seven months of 2005, on a same-park basis.

Including results from the Paramount Parks since their acquisition, combined revenues through July 30 totaled $428.2 million. Over this same period, combined attendance totaled 9.7 million visits, average in-park guest per capita spending was $38.22, and out-of-park revenues totaled $56.7 million. "We are very pleased that we were able to acquire the Paramount Parks prior to the peak-season operating months of July and August," Kinzel said. "Over the last several weeks, I have had the opportunity to visit all of the Paramount Parks and they truly are beautiful properties and are a great addition to our family of parks.

"Although we have not met all of our park-level attendance objectives to this point, we remain pleased by the performance of most of our parks, particularly given the economic uncertainty and continued pressure on families due to increased prices at the gas pumps," he continued. "With almost half of our budgeted attendance still ahead of us, we are hopeful that we can improve attendance and our operating income. At this time, based on preliminary results through July and taking into consideration the operating results of the acquired Paramount Parks less estimated restructuring costs, we now expect to generate full-year revenue between $835-$855 million and full-year adjusted EBITDA between $295-$315 million."

Kinzel concluded by noting that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a five-month operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Castaway Bay and Knott's Berry Farm are the Partnership's only year-round properties, but Knott's Berry Farm operates at its highest level of attendance during the third quarter of the year.

Management will host a conference call with analysts at 11:00 a.m. Eastern Time on Tuesday, August 1, 2006, which will be web cast live in "listen only" mode via the Cedar Fair web site www.cedarfair.com. It will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, August 1, 2006, until midnight ET, Tuesday, August 15, 2006. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code #7644862.

Cedar Fair, L.P. (NYSE: "FUN") is a publicly traded partnership headquartered in Sandusky, Ohio. The Partnership, which owns and operates twelve amusement parks, five outdoor water parks, one indoor water park and six hotels, is one of the largest regional amusement park operators in the world. Its parks are located in Ohio, California, North Carolina, Virginia / District of Columbia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also owns and operates Star Trek: The Experience, an interactive adventure located in Las Vegas, and operates the Bonfante Gardens in Gilroy, California under a management contract. Cedar Fair's flagship park, Cedar Point, has been voted the "Best Amusement Park in the World" for eight consecutive years in a prestigious annual poll conducted by Amusement Today newspaper.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership's expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

###

Cedar Fair, L.P.
SUMMARY STATEMENTS OF OPERATIONS
SECOND QUARTER
(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/25/06	6/26/05	6/25/06	6/26/05	6/25/06	6/26/05

Net revenues:
Admissions	$ 71,434	$ 73,964	$ 79,953	$ 82,145	$290,216	$278,703
Food, merchandise and games	59,588	60,444	71,370	71,678	218,786	211,432
Accommodations and other	14,407	14,444	18,051	19,830	55,426	57,279

Total net revenues	145,429	148,852	169,374	173,653	564,428	547,414
Cash operating costs and expenses	107,317	108,941	155,470	156,778	373,199	378,197

Adjusted EBITDA (a)	38,112	39,911	13,904	16,875	191,229	169,217
Depreciation and amortization	18,218	17,486	21,692	20,940	56,517	52,083
Non-cash unit option expense	22	64	34	1,019	128	3,197

Operating income (loss)	19,872	22,361	(7,822)	(5,084)	134,584	113,937
Interest expense	8,040	6,848	15,241	13,349	28,097	26,458
Other (income)	-	-	-	(459)	-	(2,465)

Income (loss) before taxes	11,832	15,513	(23,063)	(17,974)	106,487	89,944
Provision (credit) for taxes	772	3,243	(7,619)	(5,680)	(51,215)	18,257

Net income (loss)	$ 11,060	$ 12,270	$(15,444)	$(12,294)	$157,702	$ 71,687

Weighted average units
outstanding - diluted	54,963	54,917	53,884	53,555	54,937	54,668

Per limited partner unit:
Net income (loss) - diluted	$ 0.20	$ 0.22	$ (0.29)	$ (0.23)	$ 2.87	$ 1.31
Cash distributions declared	$ 0.47	$ 0.46	$ 0.94	$ 0.92	$ 1.86	$ 1.82

Balance Sheet Data:
Total assets	$1,072,249	$1,072,787
Total long-term debt	561,600	556,872
Total partners' equity	368,608	310,673

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair, L.P.
RECONCILIATION TO ADJUSTED EBITDA
SECOND QUARTER
(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	6/25/06	6/26/05	6/25/06	6/26/05	6/25/06	6/26/05

Net income (loss)	$11,060	$12,270	$(15,444)	$(12,294)	$157,702	$71,687

Interest expense	8,040	6,848	15,241	13,349	28,097	26,458

Provision (credit) for taxes	772	3,243	(7,619)	(5,680)	(51,215)	18,257

Depreciation and amortization	18,218	17,486	21,692	20,940	56,517	52,083

Other (income)	-	-	-	(459)	-	(2,465)

Non-cash unit option expense	22	64	34	1,019	128	3,197

Adjusted EBITDA (a)	$38,112	$39,911	$13,904	$16,875	$191,229	$169,217

(a) Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items.
The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability.
Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.